UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report: March 9, 2012

Date of earliest event reported: March 5, 2012

OFFICEMAX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Shuman Blvd.

Naperville, Illinois 60563

(Address of principal executive offices) (Zip Code)

(630) 438-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2012, Mr. John Kenning, age 50, agreed to join OfficeMax Incorporated (“OfficeMax”) as executive vice president, president contract, effective April 2, 2012 (the “Effective Date”).

From 2009 until 2012, Mr. Kenning was President, North America Commercial for ADT Security Services, Inc., a provider of security products and services. Prior to that, from 2006 to 2009, Mr. Kenning was the Senior Vice President, Global Strategic Sales and Global Partners for Nortel Networks, Inc., a telecommunications company.

Mr. Kenning’s initial base salary will be $540,000 per annum.

On the Effective Date, Mr. Kenning will be eligible to receive an annual incentive bonus as described under the heading “2012 Annual Short-Term Incentive Plan Award Agreements” in OfficeMax’s current report on form 8-K filed on February 22, 2012, which is incorporated herein by reference, with the exception that Mr. Kenning’s award is also expected to be subject to the achievement of performance metrics by OfficeMax’s Contract division. Mr. Kenning will be eligible for an annual target incentive bonus of 65% of his base salary. For 2012, Mr. Kenning’s payout, if any, will be pro-rated based on his start date.

On the Effective Date, Mr. Kenning will also be eligible to receive a long-term incentive award as described under the headings “2012 Long-Term Incentive Plan Award Agreements,” “-Stock Options,” and “-Performance-Based Restricted Stock Units” in OfficeMax’s current report on form 8-K filed on February 22, 2012, which are incorporated herein by reference. Mr. Kenning’s awards will consist of two nonqualified options to purchase an aggregate of 150,000 shares of common stock and 60,000 performance-based restricted stock units (“RSUs”), each as described under the headings referenced above.

Mr. Kenning will be eligible for severance under OfficeMax’s standard executive officer severance pay policy.

On or after the Effective Date, Mr. Kenning is expected to enter into a non-compete agreement and a change in control agreement.

In 2011 and to date in 2012, ADT Security Services, Inc. purchased office supplies from OfficeMax in the ordinary course of business and OfficeMax purchased security products and services from ADT in the ordinary course of business. None of these transactions accounted for more than 1% of OfficeMax’s revenues and none of these transactions were material to OfficeMax’s business.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 9, 2012

OFFICEMAX INCORPORATED

By:	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President and General Counsel